Exhibit 99.2

For Immediate Distribution

MF Global Ltd. Appoints Ira Polk Interim Chief Financial Officer

Amy S. Butte, Chief Financial Officer, Resigns To Pursue Other Opportunities

NEW YORK, NY – January 4, 2008 – MF Global Ltd. (NYSE: MF) today announced that Amy S. Butte resigned as chief financial officer and a director of the company to pursue other opportunities. The Board of Directors named Ira Polk, currently chief administrative officer, to serve as interim chief financial officer.

Mr. Polk has been with MF Global, formerly Man Financial, for 22 years and held the position of chief financial officer for seven years from 1999 to 2006.

The Board of Directors has initiated a search for a new chief financial officer and anticipates the process will be completed promptly.

Ms. Butte joined the company in September 2006 from the New York Stock Exchange to bring the company public and assist in its transition to U.S. reporting standards. MF Global’s initial public offering was successfully completed on July 19, 2007.

“We enjoy a strong and deep bench of management talent with a long tenure at MF Global,” said Kevin Davis, CEO, MF Global. “I have worked with Ira Polk for nearly two decades and believe we are fortunate to have someone of his experience in this role. I’m confident this will be a seamless transition.”

Mr. Davis continued, “Amy played a key role in preparing MF Global for its public offering and in our transition to a U.S.-listed company. We are grateful for all of her contributions and wish her well in her new endeavors.”

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF), formerly Man Financial, is the leading broker of exchange-listed futures and options in the world. It provides execution and clearing services for exchange- traded and over-the counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 130,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages six million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

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Contact:
Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Investors	Lisa Kampf, 212.589.6592, lkampf@mfglobal.com
Media or Investors	Jeremy Skule, 212.319.1253, jskule@mfglobal.com